Exhibit 99.1

Press Release

José E. Almeida, Chairman and CEO of Baxter International,

Elected to Walgreens Boots Alliance Board of Directors

DEERFIELD, Ill., 19 April 2017 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced that José (Joe) E. Almeida, chairman of the board and chief executive officer of Baxter International Inc., has been elected to its board of directors effective immediately. Almeida, who joins the board as an independent director, becomes the board’s 11th member.

“We are pleased to welcome Joe to the board of directors as we leverage strategic opportunities and accelerate the development of a fully integrated, global platform providing innovative ways to address health and wellness challenges,” said Jim Skinner, executive chairman. “His substantial knowledge of the health care industry and expertise in leading complex, highly regulated, global organizations will support Walgreens Boots Alliance in our purpose to help people across the world lead healthier and happier lives.”

Almeida has more than 25 years of experience in health care, including medical devices, consumer health products, surgical instruments and biopharmaceuticals. He has an extensive background in public company governance and has handled a wide range of issues, including risk management, talent development, executive compensation and succession planning.

Almeida has served as chairman and chief executive officer of Baxter, a global medical products company, since January 2016. From May 2015 to October 2015 he served as an operating executive with The Carlyle Group, a global investment firm.

Previously, Almeida served as president and CEO of Covidien plc, a health care products company, from July 2011 through January 2015, when the company was acquired by Medtronic Inc. He also served as the company’s chairman from March 2012 through January 2015 and in several other executive roles with Covidien (formerly Tyco Healthcare) between April 2004 and June 2011.

Almeida is a native of Brazil and holds a bachelor’s of science degree in mechanical engineering from Instituto Mauá de Tecnologia in São Paulo.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints,

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com

shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory.

In October 2016 Walgreens Boots Alliance received the United Nations Foundation Global Leadership Award for its commitment to the UN’s Sustainable Development Goals. The company also ranks No. 1 in the Food and Drug Stores industry of Fortune magazine’s 2017 list of the World’s Most Admired Companies.

More company information is available at www.walgreensbootsalliance.com.

* As of 31 August 2016, using publicly available information for AmerisourceBergen.

** For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen.

(WBA-GEN)

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